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PRICING SUPPLEMENT NO. 4                                          Rule 424(b)(2)
TRADE DATE:  December 11, 1997                        Registration No. 333-02761
(To Prospectus Supplement dated June 3, 1996
including the Prospectus dated May 3, 1996)

                           PARKER-HANNIFIN CORPORATION

                                MEDIUM-TERM NOTES

                  Due More Than Nine Months from Date of Issue

Floating Rate Note (  )                               6.35% Fixed Rate Note (X)

Principal Amount:             $50,000,000             Issue Price:                 100%
Original Issue Date:          December 16, 1997       Specified Currency:          U.S. Dollars
Interest Accrual Date:        December 16, 1997       Maturity Date:               December 16, 2003

Redemption Date(s):           N/A                     New                          Notice of
Redemption Price(s):          N/A                     Maturity                     Renewal
Authorized Denominations (if other than               Date(s):  None               Date(s): None
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                 Interest Payment Period:     Semi-Annual
in U.S. Dollars):             N/A

Repayment Date(s):            None                    Interest Payment Dates:
Repayment Price(s):           None                        June 16 and December 16
Total Amount of OID:          N/A
Yield to Maturity:            N/A                     Global Security:             (X) Yes  (  ) No
Initial Accrual Period OID:   N/A                     Exchange Rate Agent:         N/A
Method Used to Determine                              Historical Exchange Rate:    N/A
Yield to Maturity and Initial
Accrual Period OID:           N/A

(Only applicable to Floating Rate Notes):             Spread (plus or minus):      N/A
  Initial Interest Rate:      N/A                     Spread Multiplier:           N/A
  Index Maturity:             N/A                     Maximum Interest Rate:       N/A
  Base Rate(s):               N/A                     Minimum Interest Rate:       N/A
    If LIBOR, Designated LIBOR Page: N/A              Calculation Rate Agent:      N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                            Name of Agents: MORGAN STANLEY & CO.,
                                                          INCORPORATED, SALOMON BROTHERS INC

Index Currency:  U.S. Dollars                         Agents' Aggregate Discount or Commission:
Interest Reset Period:        N/A                       $275,000
Interest Reset Dates:         N/A                     Net Proceeds to Co.: $49,725,000
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( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of
Principal Amount or (  ) _____% of Principal Amount.

(x) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
( ) a fixed initial public offering price of 100% of the principal amount; (  ) a fixed initial public offering price of
___% of the principal amount; or (x) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:   None

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